Exhibit 10.2
SECOND AMENDMENT TO
THE SAVINGS RESTORATION PLAN FOR
NISOURCE INC. AND AFFILIATES
(AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2004)
     WHEREAS, NiSource Inc. (the “Company”) maintains the Savings Restoration Plan for NiSource Inc. and Affiliates, as amended and restated effective January 1, 2004 and as further amended effective January 1, 2005(the “Plan”); and
     WHEREAS, pursuant to Article VIII of the Plan, the Company deems it desirable to amend the Plan as described below.
     NOW, THEREFORE, a new Section 4.3 is hereby added, effective January 1, 2005, and the remaining Sections of Article IV are renumbered accordingly, as follows:
“4.3 Special Employer Credits. Any Participant who (1) during the 2003 and/or 2004 Plan Years had a Matching Contribution allocated to his Matching Contribution Account under the Basic Plan that was less than the maximum Matching Contribution available under the Basic Plan, (2) authorized After-tax Contributions and/or Pre-tax Contributions under the Basic Plan equal to at least 6% of his Compensation for such Plan Year(s) and (3) participated in the Account Balance Option of the NiSource Inc. and Northern Indiana Public Service Company Pension Plan, the Retirement Plan of Columbia Energy Group Companies, the NiSource Inc. Subsidiary Pension Plan or the Bay State Gas Company Pension Plan, as applicable, shall be eligible for an additional Employer credit hereunder. The additional Employer credit shall be calculated as the difference between (i) the Matching Contributions that would have been allocated to the Participant’s Matching Contribution Account under the Basic Plan during the 2003 and/or 2004 Plan Year(s) if his total After-tax Contributions, if any, and Pre-tax Contributions under the Basic Plan for such Plan Year(s) had been contributed evenly over each pay period throughout the Plan Year(s) and (ii) the Matching Contribution actually allocated to the Participant’s Matching Contribution Account under the Basic Plan for such Plan Year(s).
The additional Employer credit, plus interest (calculated using a rate equal to 4.5% from January 1, 2005 to the date the additional Employer credit is credited to his Supplemental Savings Account as provided herein) shall be credited to the Participant’s Supplemental Savings Account in accordance with Section 4.1. The additional Employer credit shall be credited to his Supplemental Savings Account as soon as administratively practicable after September 1, 2005, but in any event no later than December 31, 2005.

Except where inconsistent with this Section 4.3, the additional Employer credit shall be subject to all provisions of the Plan applicable to Employer credits.”
     IN WITNESS WHEREOF, the Company has caused this Second Amendment to be executed on its behalf, by its officer duly authorized, this 26th day of August, 2005.

NISOURCE INC.
By:	/s/ Michael W. O'Donnell